Exhibit 99.1

EVERTEC EXTENDS PERIOD FOR ACQUISITION OF MAJORITY OWNERSHIP OF PROCESSA, A COLOMBIAN PAYMENT PROCESSOR

SAN JUAN, PUERTO RICO – December 28, 2015 – EVERTEC, Inc. (NYSE: EVTC) today announced that its operating subsidiary, EVERTEC Group, LLC and the selling shareholders of Processa S.A.S agreed to extend the period in which the transaction must close before each party has the right to terminate the purchase agreement. This period, which was set to end on December 28, 2015, has been extended to March 31, 2016. The purchase agreement provides for EVERTEC to acquire 65% of the share capital of Processa S.A.S., a Colombian payment processor company that is based in Bogotá. The transaction is subject to customary closing conditions, including receipt of US federal bank regulatory approval. The Company is awaiting regulatory approval. Receipt of US federal bank regulatory approval is dependent on factors outside the control of EVERTEC. There is no assurance that such approval will be obtained prior to March 31, 2016 or at all.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is the leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The largest merchant acquirer in the Caribbean and Central America - and one of the largest in Latin America - EVERTEC serves 19 countries in the region from its base in Puerto Rico. The Company manages a system of electronic payment networks that process more than 2.1 billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. The Company serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Forward-Looking Statements

This announcement may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: the effect of current domestic and worldwide economic conditions, including sovereign insolvency situations, and future performance and integration of acquisitions including PROCESSA, and other risks detailed in the Company’s SEC filings, including the most recently filed Form 10-K, as applicable. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact:

Kay Sharpton

Investor Relations

(787) 773-5442

IR@evertecinc.com